                                                                   EXHIBIT 10.35


                              MEMBERSHIP AGREEMENT
                              (NATIONAL MEMBERSHIP)

                           RETAIL INSTALLMENT CONTRACT

1. DEFINITION OF TERMS. "You" and "your" refer to the individual purchaser or purchasers who have signed this Agreement. "We", "us", and "our" refer to Thousand Trails, Inc. ("Trails"), National American Corporation ("NACO") and Leisure Time Resorts of America, Inc. ("Leisure Time"). "Disclosure Statement" means the booklet containing information on our membership program that was attached to this Agreement and delivered to you at the time of your purchase. "Preserves" mean the recreational campground resorts owned or operated by Trails, NACO and Leisure Time for the benefit of their respective memberships. "Member Rules" mean the rules and other terms that govern the use of the preserves by our members. A copy of our Member Rules was delivered to you at the time of your purchase. In the event of any conflict between the terms of this Agreement and the Member Rules, the terms of this Agreement shall control.

2. WHAT YOU ARE PURCHASING. You are purchasing a NATIONAL MEMBERSHIP that entitles you to use all Trails, NACO and Leisure Time preserves on the terms set forth herein. The preserves that are currently available for use by members are described in the Disclosure Statement.

The initial term of your membership is three (3) years following the date of your purchase. After this initial term, the term of your membership will automatically renew for additional one-year periods ("renewal terms" herein) unless you notify us in writing of your desire to terminate your membership at least 60 days prior to the expiration of the initial term or renewal term, as the case may be.

3. TERMS OF MEMBERSHIP. During the term of your membership, you are entitled to use all preserves that are designated by Trails, NACO and Leisure Time as available for use by members, subject to the following:

You must use the preserves in accordance with this Agreement and the Member Rules. We have Member Rules regarding, among other things: (a) advance reservation or first-come, first-choice space arrangements; (b) length of stay;
(c) frequency of use; (d) charges for benefits or services, including rental units, pet fees, food services, goods purchased, gasoline, and other services made available by us from time to time; (e) special assessments to cover unforeseen costs and expenses, such as repairs due to natural disasters and increases in insurance premiums, utilities and taxes; (f) restrictions on guest visits, including number of guests allowed and guest fees; (g) length of season for use of the preserves; (h) hours of operation of facilities; (i) use of preserves by non-members in connection with programs sponsored by us, including without limitation, our marketing and sales programs, SuperHost group rentals, charitable functions, community groups and other public use scheduled so as not to conflict with member use; and (j) such other matters and restrictions on use as may be reasonably necessary to ensure maximum availability of any preserve for use by our membership as a whole. We reserve the right, in our sole discretion, to add, modify, or delete Member Rules from time to time as we may deem appropriate. Please consult the current Member Rules if you have questions regarding use of the preserves.

Your membership entitles you to unlimited day use and unlimited overnight camping in your own recreational vehicle or tent (subject to length of stay restrictions) at the preserves. You may stay at one preserve up to 14 consecutive nights at a time. If you stay at any preserve for more than four consecutive nights, you must wait for seven nights before you stay again at ANY preserve. You may make reservations to use the preserves 90 days in advance of your intended date of arrival.

It is your responsibility to use the preserves in a safe and reasonable manner and to observe the Member Rules. You are also responsible for the conduct of your children and guests and you are liable for all damages caused by the negligent or reckless use, or intentional misuse, of the preserves by you or your children.

The location of, and facilities and amenities at, all of Trails', NACO's and Leisure Time's preserves are described in the Disclosure Statement and are subject to change by Trails, NACO and Leisure Time. Preserves and facilities may be added to or subtracted from those which existed at the time of execution of this Agreement. Trails, NACO and Leisure Time are under no obligation to increase the number of or improve existing preserves. Trails, NACO and Leisure Time reserve the right to sell memberships with rights and privileges different from your membership.

Your membership constitutes merely a contractual license to use the facilities provided by Trails, NACO and/or Leisure Time from time to time at the preserves where you have membership rights. Such preserves and facilities are subject to change as provided in this Agreement and your membership does not constitute an interest in, is not secured by, and does not entitle you to any recourse against any real property of Trails, NACO or Leisure Time, nor are you entitled to vote on any aspect relating to the businesses of Trails, NACO or Leisure Time or to share in any of the profits of the businesses of Trails, NACO or Leisure Time. The application and use of all amounts paid by you under this Agreement, including your purchase price and annual dues, is within our sole discretion.

You may not possess, hold, or own more than one membership in Trails, NACO or Leisure Time, and if you acquire more than one membership under any circumstances, we will terminate all memberships held by you in excess of one.

4. TRANSFERABILITY. Your membership is transferable, subject to the following limitations. Your membership: (a) may only be resold for a price which does not exceed the price paid by you for your membership plus a reasonable transfer fee as set forth below; (b) may be transferred only if the purchase price for your membership is paid in full and your annual dues are current at the time of transfer; and (c) may be transferred only if your transferee agrees to accept the rate of annual dues and use fees charged by us on new sales of similar memberships and the Member Rules in effect at the time of transfer. A membership cannot be divided and, if you transfer one, or if one is transferred by operation of law, as in the event of divorce, inheritance, descent, or attachment, all membership privileges must be transferred together.



                                                                  National R4/02

                                                                   EXHIBIT 10.35


In connection with any transfer of your membership, we will charge a reasonable transfer fee, which is currently $250 if the membership is transferred to a member of your immediate family and $750 if the membership is transferred to anyone who is not a member of your immediate family. For purposes of this Agreement, the members of your immediate family are your lineal ascendants and descendants (i.e., your parents and grandparents and your children and grandchildren). A transfer may be effected only with our prior written consent, which we will not unreasonably withhold. A transfer will not become effective until: (a) you and your prospective transferee have represented to us in writing that the transfer is in compliance with the foregoing terms; and (b) your prospective transferee has entered into a new membership agreement.

We will not purchase your membership and we can provide no assurance that you will be able to locate a buyer for your membership in the event it is transferable and you decide to sell it. You may not transfer or sell your membership or assign, rent, loan, or otherwise alienate your membership, temporarily or permanently, in any manner other than as provided in this section. Any transfer in violation of this prohibition shall be null and void. In the event of any dispute over ownership of your membership, we may, without liability to any person and without releasing you from your financial obligations to us, suspend and refuse membership privileges to all persons claiming rights to the membership until they have resolved the dispute in a manner satisfactory to us and communicated the resolution to us in writing.

5. DEFAULT AND REMEDIES. Time is of the essence of this Agreement and any of the following events will be "an event of default":

         (a) Your failure to make any payment under this Agreement when due, including but not limited to the payment of the application fee, purchase price, finance charge, and annual dues, or

         (b) The falsity of any representation made by you in this Agreement or your credit application, or

         (c) A material breach by you of any provision of this Agreement or the Member Rules.

Should any "event of default" occur, we may immediately suspend your membership rights. In addition, upon the occurrence of any "event of default", we may, upon 30 days' written notice to you, declare the entire unpaid principal balance of the purchase price, together with the finance charge and annual dues accrued to the date of default, immediately due and payable. Moreover, we may continue to collect annual dues from you as they accrue for the balance of the initial term or renewal term, as the case may be. In the alternative, we may, upon the occurrence of any "event of default", and upon 30 days' written notice to you, terminate this Agreement and your membership. If we terminate this Agreement and your membership because of your default, which we may, but are not required to do, we shall have all remedies provided by law. If any payment required by this Agreement is not made in full within ten days of its due date, you agree to pay us a late charge in the amount set forth in paragraphs 11 and 12. In addition, where permitted by law, reasonable collection charges will be imposed if any payment required by this Agreement is not made in full within 30 days of its due date and collection efforts are made. If permitted by law, a reasonable fee will also be imposed for processing any check or other payment that is returned unpaid. If this Agreement is referred to an attorney for collection after your default, or if a legal action is commenced to enforce or declare the meaning of any provision of this Agreement, the prevailing party will be awarded its reasonable attorney's fees and costs, including fees and costs incurred in both trial and appellate courts.

6. ASSIGNMENT. We may sell or assign this Agreement, and any such assignment may vest in our assignee all of our right, title, and interest in this Agreement, and all payments required to be made by you under this Agreement may be required to be paid to such assignee. No transfer, extension, or assignment of any interest under this Agreement will release you from your obligation to make all payments required under this Agreement.

7. CREDIT APPLICATION AND REPORTING. If this Agreement provides for an installment purchase, we may cancel the Agreement, in our sole discretion, unless our corporate office approves your application for credit. If your credit application is not approved, we will notify you in writing within 30 days. You agree that we may from time to time seek and receive credit related information about you from others such as stores, other creditors, and credit reporting agencies. You also agree that we may furnish on a regular basis credit and experience information regarding your account to others seeking that information. You represent that all information supplied to us is true, that you are of legal age, that the address set forth on page 4 of this Agreement is your permanent residence address, and that you are acquiring this membership solely for the personal enjoyment of you and your family.

8. MISCELLANEOUS. This Agreement contains the entire agreement between you and us. No waiver or modification of any of the terms or conditions of this Agreement shall be effective unless in writing and signed by you and an authorized representative of our corporate office. The terms of this Agreement will benefit and bind the respective heirs, executors, administrators, legal representatives, successors, assigns, and transferees of the parties. Any provision of this Agreement which proves to be invalid, void, or illegal will not affect, impair, or invalidate any other provision of this Agreement and such other provisions will remain in full force and effect.

9. APPLICATION FEE. An application fee of $150.00, plus applicable taxes, is payable as set forth in section 11. This application fee is designed to cover the costs we incur in processing your membership application and related paperwork, setting up your membership in our computer system, and issuing you a membership card that works with our CIS system.

10. PURCHASE PRICE. The purchase price for your membership is $________________, plus applicable taxes, and is payable as set forth in section 11.



                                                                  National R4/02

                                                                   EXHIBIT 10.35


11. METHOD OF PAYMENT. (CHECK ONLY ONE AND INITIAL.)


                       [ ] I desire to pay the total application fee and
---------------------      purchase price for my membership of $_______________
 (Buyer's Initials)        in full on the day of purchase.


                       [ ] I desire to pay the total application fee and
---------------------      purchase price for my membership in installments, as
 (Buyer's Initials)        follows: (IF CHECKED, COMPLETE THE BALANCE OF SECTION
                           11.)

If you are financing, a cash down payment of $____________ is due on the day of purchase. The remaining balance of $____________ will accrue interest on the declining principal balance at the rate of 14.9% per annum, and will be payable in _________________ equal consecutive monthly installments of $____________ each, including interest. These payments will commence on the _________ day of __________, 20__, and will continue on the same day of each month thereafter until the principal balance and accrued interest thereon are paid in full. All payments are stated and must be made in U.S. Dollars.

-----------------------------------------------------------------------------------------------------------------------------------
ANNUAL PERCENTAGE RATE      FINANCE CHARGE            AMOUNT FINANCED            TOTAL OF PAYMENTS         TOTAL SALE PRICE
The cost of your credit as  The dollar amount the     The amount of credit       The amount you will have  The total cost of your
a yearly rate.              credit will cost you.     provided to you or on      paid after you have paid  purchase on credit
                                                      your behalf.               all payments as           including your down
                                                                                 scheduled.                payment of

                                                                                                           $
                                                                                                            --------------
              %             $                         $                          $                         $
--------------               --------------            ---------------            ---------------           --------------
-----------------------------------------------------------------------------------------------------------------------------------

Your payment schedule will be:      Number of Payments:
                                                       -------------------------------------

                                    Amount of Monthly Payment: $
                                                                ----------------------------

                                    Payments are due monthly beginning:
                                                                        --------------------

-----------------------------------------------------------------------------------------------------------------------------------

LATE CHARGE: If a payment is late by ten or more days, you will be charged 5% of the delinquent installment or $5.00, whichever is less.

PREPAYMENT: If you pay off early, you will not have to pay a penalty.

See the other provisions of this Agreement for additional information about nonpayment, default, our right to accelerate the maturity of this obligation, and prepayment.


ITEMIZATION OF THE AMOUNT FINANCED:

(1)  Application Fee                                           $
                                                                ---------------

(2)  Purchase Price                                            $
                                                                ---------------

(3)  Sales Tax                                                 $
                                                                ---------------

(4)  Less Down Payment                                         $
                                                                ---------------

(5)  Amount Financed  (Sum of items 1, 2 & 3, less item 4)     $
                                                                ---------------

12. ANNUAL DUES. During the initial term and each renewal term of your membership, you agree to pay us annual dues in the amount of $499.00 per year. Applicable taxes, if any, will be added to your annual dues. BY SIGNING THIS AGREEMENT, YOU ARE MAKING A LEGAL COMMITMENT TO PAY ANNUAL DUES FOR A MINIMUM OF THREE YEARS.

Your annual dues will be prorated for the period from the date of this Agreement through December 31 of the year in which this Agreement is executed. Thereafter, your annual dues are payable in full on or before January 1 of each year. As a convenience, you may pay the annual dues in two semi-annual installments or four quarterly installments. Each of the installment payments will be subject to a processing fee in an amount set by us. This processing fee, which is subject to increase, is currently $5 for each installment payment. If payment of your annual dues is late by ten or more days, you will be assessed a late charge in the maximum amount permitted for late charges under the retail installment sales law in effect in the state of your residence. Your annual dues are stated and must be paid in U.S. Dollars.

DUES INCREASES. The amount of your annual dues may be increased each year, upon thirty (30) days advance written notice, by the percentage increase in the Consumer Price Index for the calendar year prior to the year for which the increase is being made. Consumer Price Index means the consumer price index for all urban consumers as reported by the United States Department of Labor, Bureau of Labor Statistics.


                                                                  National R4/02